Exhibit 99.1

RESCARE THIRD QUARTER 2014 RESULTS

Third Quarter 2014 Financial Results

Revenues for the third quarter of 2014 were $437.8 million, which was a 6.8% increase over prior year period revenues of $409.9 million. The increase in revenue is primarily due to acquisitions in our Residential and HomeCare segments since the third quarter of 2013 and organic growth in all segments.

Net income was $6.5 million for the third quarter of 2014, compared with $11.3 million in the same period of 2013. The decrease is primarily attributable to lower operating results in our ResCare HomeCare operating segment and higher legal costs. Adjusted EBITDA for the third quarter of 2014 was $29.6 million versus $34.6 million in the prior year quarter.

RES-CARE, INC.

Unaudited Financial Highlights

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Income Statement Data:
Revenues	$437,807	$409,934	$1,290,724	$1,195,621
Cost of services	333,809	305,508	978,241	894,958
Gross profit	103,998	104,426	312,483	300,663
Operating expenses:
Operational general and administrative	60,498	55,222	175,704	167,601
Corporate general and administrative	23,898	24,280	81,135	63,168
Total operating expenses	84,396	79,502	256,839	230,769

Operating income	19,602	24,924	55,644	69,894

Interest expense, net	8,571	8,140	25,145	24,342
Loss on extinguishment of debt	-	-	659	-
Income before income taxes	11,031	16,784	29,840	45,552
Income tax expense	4,521	5,450	12,367	12,683
Net income	6,510	11,334	17,473	32,869
Net loss – noncontrolling interest	-	(34)	-	(110)
Net income – Res-Care, Inc.	$6,510	$11,368	$17,473	$32,979

Other comprehensive income:
Foreign currency translation adjustments	(263)	56	(292)	(358)
Comprehensive income attributable to Res-Care, Inc.	$6,247	$11,424	$17,181	$32,621
Total comprehensive income	$6,247	$11,390	$17,181	$32,511

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RES-CARE, INC.

Unaudited Financial Highlights (continued)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income to EBITDA and Adjusted EBITDA:
Net income	$6,510	$11,334	$17,473	$32,869
Add: Interest, net	8,571	8,140	25,145	24,342
Loss on extinguishment of debt	-	-	659	-
Depreciation and amortization	9,421	8,809	27,489	25,535
Income tax expense	4,521	5,450	12,367	12,683
EBITDA (1)	29,023	33,733	83,133	95,429
Add: Share-based compensation	527	824	1,510	2,376
Incentive compensation – options	-	-	7,584	-
Acquisition costs	30	-	30	-
Adjusted EBITDA (1)	$29,580	$34,557	$92,257	$97,805

	September 30, 2014	December 31, 2013
Balance Sheet Data:
ASSETS

Cash and cash equivalents	$25,891	$29,997
Accounts receivable, net	260,952	241,873
Other current assets	56,198	46,241
Total current assets	343,041	318,111
Property and equipment, net	104,618	101,021
Goodwill	313,416	308,350
Other intangible assets, net	336,267	333,613
Other assets	25,536	25,182
	$1,122,878	$1,086,277

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities	$203,783	$175,699
Other long-term liabilities	165,188	155,227
Long-term debt	461,543	359,230
Shareholder’s equity	292,364	396,121
	$1,122,878	$1,086,277

(1)	EBITDA is defined as net income before depreciation and amortization, net interest expense, loss on extinguishment of debt and income taxes. Adjusted EBITDA is defined as EBITDA before share-based compensation, incentive compensation-options and acquisition costs. EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America. The items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. Management routinely calculates and presents EBITDA and Adjusted EBITDA because it believes that EBITDA and Adjusted EBITDA are useful to investors and are used as analytical indicators within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in measurements under certain covenants contained in the Company’s credit agreement and incentive compensation plan.

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RES-CARE, INC.

Unaudited Financial Highlights (continued)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Cash Flow Data:
Net income	$6,510	$11,334	$17,473	$32,869
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	9,421	8,809	27,489	25,535
Amortization of deferred debt issuance costs	571	870	1,753	2,612
Share-based compensation	527	824	1,510	2,376
Deferred income taxes, net	(154)	(867)	(4,058)	1,480
Provision for losses on accounts receivable	3,073	1,087	8,214	4,430
Loss on extinguishment of debt	-	-	659	-
Loss (gain) on sale of assets	111	(19)	207	81
Changes in operating assets and liabilities	(4,083)	(656)	7,469	(13,935)
Cash provided by operating activities	15,976	21,382	60,716	55,448

Cash flows from investing activities:
Proceeds from sale of assets	352	160	555	344
Purchases of property and equipment	(8,004)	(6,795)	(17,980)	(15,007)
Acquisitions of businesses, net of cash acquired	(14,108)	(17,761)	(15,057)	(19,995)
Cash used in investing activities	(21,760)	(24,396)	(32,482)	(34,658)

Cash flows from financing activities:
Debt (repayments) borrowing, net	(5,288)	(6,857)	93,420	(19,636)
Dividends paid	-	-	(122,448)	-
Debt issuance costs	(13)	-	(3,631)	(2)
Cash used in financing activities	(5,301)	(6,857)	(32,659)	(19,638)
Effect of exchange rate on cash and cash equivalents	108	(15)	319	(96)
(Decrease) increase in cash and cash equivalents	$(10,977)	$(9,886)	$(4,106)	$1,056

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RES-CARE, INC.

Unaudited Financial Highlights (continued)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Segment Data:
Revenues:
Residential Services	$246,209	$225,407	$717,968	$653,464
ResCare HomeCare	93,523	93,061	282,786	270,100
Education & Training Services	31,995	31,074	100,165	100,492
Workforce Services	43,699	42,257	125,887	121,671
Pharmacy Services	22,381	18,135	63,918	49,894
Consolidated	$437,807	$409,934	$1,290,724	$1,195,621

Operating Income (1):
Residential Services	$29,047	$30,670	$89,098	$83,270
ResCare HomeCare	5,714	9,837	22,069	24,858
Education & Training Services	2,598	2,949	8,143	7,846
Workforce Services	4,446	5,096	13,062	13,150
Pharmacy Services	2,014	844	4,894	4,448
Corporate	(24,217)	(24,472)	(81,622)	(63,678)
Consolidated	$19,602	$24,924	$55,644	$69,894

Operating Margin (1):
Residential Services	11.8%	13.6%	12.4%	12.7%
ResCare HomeCare	6.1%	10.6%	7.8%	9.2%
Education & Training Services	8.1%	9.5%	8.1%	7.8%
Workforce Services	10.2%	12.1%	10.4%	10.8%
Pharmacy Services	9.0%	4.7%	7.7%	8.9%
Corporate	(5.5%)	(6.0%)	(6.3%)	(5.3%)
Consolidated	4.5%	6.1%	4.3%	5.8%

(1)	Other (expense) income, which is included with corporate general and administrative expenses per the Income Statement Data on page 1, has been allocated for purposes of segment reporting.

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